Exhibit 99.1

Cellectar Biosciences Reports First Quarter 2026 Financial Results and Provides Corporate Updates

Announced Positive 12-month Follow-on Data for Iopofosine I 131 in relapsed/refractory Waldenström Macroglobulinemia (r/r WM)

Completed Financing of up to $140 Million to Support Initiation of Confirmatory Study of Iopofosine I 131 in r/r WM and Subsequent U.S. FDA Filing for Accelerated Approval

Efficacy Results from r/r WM Patients in CLOVER-WaM Phase 2b Study Treated with Iopofosine I 131 Immediately Following BTK Inhibitor Therapy Selected for Presentation at ASCO 2026

Dosed First Patients in Phase 1b Dose Finding Study for CLR 125 in Triple Negative Breast Cancer with Early Dosimetry, Safety and Efficacy Data Expected Mid-year 2026

Company to Hold Webcast and Conference Call at 8:30 AM ET Today

FLORHAM PARK, N.J., May 14, 2026 (GLOBE NEWSWIRE) -- Cellectar Biosciences, Inc. (NASDAQ: CLRB), a late-stage clinical biopharmaceutical company focused on the discovery and development of drugs for the treatment of cancer, today announced financial results for the quarter ended March 31, 2026, and provided a corporate update.

“The first part of 2026 was a pivotal period for Cellectar as we executed across our pipeline and capital strategies to position the company for value creation,” said James Caruso, president and chief executive officer of Cellectar. “With the support of industry-leading healthcare focused investors, we successfully completed a financing of up to $140 million, providing the necessary resources to advance iopofosine through key U.S. regulatory milestones and potential commercialization. The recently reported positive 12-month follow-on data from our CLOVER WaM study reinforce our confidence that iopofosine can provide meaningful patient benefits and meet regulatory expectations, supporting our plans to initiate a Phase 3 confirmatory study and file for accelerated approval with the FDA,” Mr. Caruso continued.

“In parallel, we expanded our radio-conjugate pipeline with the enrollment of the first patients in our Phase 1b study of CLR 125 in triple negative breast cancer, a challenging solid tumor cancer with a substantial unmet medical need. Together, these advances underscore the strength of our radiopharmaceutical platform and potential to deliver meaningful new treatment options to patients battling a variety of difficult-to-treat cancers,” concluded Mr. Caruso.

First Quarter 2026 and Recent Corporate Highlights

•	Iopofosine I 131, the company’s Phospholipid Drug Conjugate (PDC) designed to provide targeted delivery of iodine-131 (radioisotope)

o	Reported positive 12-month follow-up data from all patients in the Phase 2b CLOVER WaM study evaluating iopofosine I 131 in relapsed/refractory Waldenström Macroglobulinemia, which demonstrated strong and consistent efficacy in both BTKi-exposed and BTKi-refractory patients. The minimum 12-month follow-up data aligns with the expectations set by the U.S. Food and Drug Administration (FDA) and positions the company for accelerated approval submission and the initiation of the confirmatory study.

▪	Notably, the primary and secondary endpoints were both achieved in the protocol study population (n=55), with 61.8% achieving a major response rate (MRR) and a median duration of response (DoR) of 17.8 months. Additional data points included:

•	Overall response rate (ORR): 83.6%
•	Median progression-free survival (PFS): 13.5 months
•	Very good partial response/complete response rate (VGPR/CR): 14.5%
•	Disease control rate (DCR):98.2

o	Selected to present data from the CLOVER WaM study of iopofosine I 131 in r/r WM patients at the upcoming American Society of Clinical Oncology Annual Meeting (ASCO) taking place May 29 - June 2, 2026. The poster presentation will highlight efficacy results from a subset of patients treated with iopofosine I 131 immediately post-Bruton Tyrosine Kinase inhibitor (BTKi) therapy. Details of the poster presentation are as follows:

▪	Title: “Iopofosine I-131 after BTK inhibitors in Waldenström macroglobulinemia: CLOVER-WaM subgroup efficacy and safety”
▪	Poster: 592
▪	Date/Time: June 1, 2026, 9:00 AM – 12:00pm CDT
▪	Presenter: Jarrod Longcor

o	Advancing plans to initiate a Phase 3 confirmatory trial of iopofosine I 131 as a treatment for WM and file for accelerated approval with the U.S. FDA in alignment with the FDA requirements. This Phase 3 study will be a comparator, randomized controlled study with approximately 100 WM patients per arm, with full patient enrollment projected within 18-24 months of the first patient admitted to the study.

o	Continuing to work with the European Medicines Agency (EMA) to file for a Conditional Marketing Approval (CMA) for iopofosine I 131 as a treatment option for post-BTKi refractory patients with WM.

•	CLR 121125 (CLR 125), an iodine-125 Auger-emitting program targeted for solid tumors

o	Announced the enrollment of the first patient in the Phase 1b trial evaluating CLR 125 in refractory triple negative breast cancer (TNBC). The Company anticipates activating additional study sites throughout the second quarter and will provide dosimetry, safety and efficacy updates in the second quarter and throughout the balance of 2026.

•	Corporate

o	In May 2026, the Company entered into a securities purchase agreement with certain institutional investors to issue and sell an aggregate of approximately $35 million upfront and up to $105 million of milestone-based securities in a registered direct offering of common stock and a concurrent private placement of common stock, pre-funded warrants and milestone-based warrants.

▪	The oversubscribed financing was led by Nantahala Capital, with participation from Balyasny Asset Management, Caligan Partners, Janus Henderson Investors, SilverArc Capital Management and other dedicated healthcare funds. In connection with the Offering, Andrew Gu of Nantahala Capital Management, LLC will join Cellectar’s Board of Directors.

2026 Financial Highlights

•	Cash and Cash Equivalents: As of March 31, 2026, the company had cash and cash equivalents of $8.3 million, compared to $13.2 million as of December 31, 2025, which does not reflect net proceeds of approximately $31 million from the May 2026 offering. The company believes its cash balance as of March 31, 2026, along with funds from the May 2026 financing, are adequate to fund its budgeted operations into the second quarter of 2027, including the initiation costs for the iopofosine I 131 confirmatory study in WM.

•	Research and Development Expenses: R&D expenses for the three months ended March 31, 2026, were approximately $3.0 million, compared to approximately $3.4 million for the three months ended March 31, 2025. The overall decrease was primarily a result of reduced clinical and preclinical study costs, partially offset by increased spending for product manufacturing processes.

•	General and Administrative Expenses: G&A expenses for the three months ended March 31, 2026, were approximately $2.8 million, compared to approximately $3.0 million for the same period in 2025. The decrease was primarily a result of reduced personnel costs.

•	Net Loss: The net loss attributable to common stockholders for the three months ended March 31, 2026, was $5.7 million, or $1.33 per share, compared to $6.6 million, or $4.30 per share, in the three months ended March 31, 2025.

Conference Call & Webcast Details

Cellectar management will host a conference call and webcast today, May 14, 2026, at 8:30 AM Eastern Time to discuss these results and answer questions. Stockholders and other interested parties may participate in the conference call by dialing 1-800-717-1738. A live webcast of the conference call can be accessed in the “Events & Presentations” section of Cellectar’s website at www.cellectar.com. A recording of the webcast will be available and archived on the Company’s website for approximately 90 days.

About Cellectar Biosciences, Inc.

Cellectar Biosciences is a late-stage clinical biopharmaceutical company focused on the discovery and development of proprietary drugs for the treatment of cancer, independently and through research and development collaborations. The company’s core objective is to leverage its proprietary Phospholipid Drug Conjugate™ (PDC) delivery platform to develop the next-generation of cancer cell-targeting treatments, delivering improved efficacy and better safety as a result of fewer off-target effects.

The company’s product pipeline includes iopofosine I 131, which is a PDC designed to provide targeted delivery of iodine-131 (radioisotope). Iopofosine I 131 has been tested in Phase 2b trials as a treatment for relapsed or refractory Waldenström Macroglobulinemia (WM), in relapsed or refractory multiple myeloma (MM) and central nervous system (CNS) lymphoma. The CLOVER-2 Phase 1b study is evaluating iopofosine I 131 in pediatric patients with high-grade gliomas, for which Cellectar is eligible to receive a Pediatric Review Voucher from the FDA upon approval. The FDA has granted iopofosine I 131 Breakthrough, six Orphan Drug, four Rare Pediatric Drug and two Fast Track Designations for various cancer indications, and the EMA has granted iopofosine I 131 PRIority MEdicines (PRIME) designation.

Cellectar is also developing CLR 121125 (CLR 125), an iodine-125 Auger-emitting program targeted for solid tumors, such as triple negative breast (TNBC), lung, and colorectal cancer, and is currently being evaluated in a Phase 1b study for TNBC, which will determine the recommended dose for the subsequent Phase 2 trial. CLR 125 has been well tolerated in vivo and has demonstrated strong preclinical data showing reduction or inhibition of solid tumor growth.

In addition to these assets, the Cellectar team is developing CLR 121225 (CLR 225), an actinium-225 based program targeting solid tumors in indications with significant unmet need, such as pancreatic cancer, as well as proprietary preclinical PDC chemotherapeutic programs and multiple partnered PDC assets.

For more information, please visit https://www.cellectar.com/or join the conversation by liking and following us on the company’s social media channels: X, LinkedIn, and Facebook.

Forward Looking Statements Disclaimer

This news release contains forward-looking statements. You can identify these statements by our use of words such as "may," "expect," "believe," "anticipate," "intend," "could," "estimate," "continue," "plans," or their negatives or cognates. These statements are only estimates and predictions and are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes. Drug discovery and development involve a high degree of risk. Factors that might cause such a material difference include, among others, uncertainties related to the ability to identify suitable collaborators, partners, licensees or purchasers for our product candidates and, if we are able to do so, to enter into binding agreements with regard to any of the foregoing, or to raise additional capital to support our operations, or our ability to fund our operations if we are unsuccessful with any of the foregoing. A complete description of risks and uncertainties related to our business is contained in our periodic reports filed with the Securities and Exchange Commission including our Form 10-K for the quarterly period ended March 31, 2026. These forward-looking statements are made only as of the date hereof, and we disclaim any obligation to update any such forward-looking statements.

INVESTORS:
Anne Marie Fields
Precision AQ

212-362-1200
annemarie.fields@precisionaq.com

+++ TABLES TO FOLLOW +++

CELLECTAR BIOSCIENCES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2026	2025
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$8,347,090	$13,196,033
Prepaid expenses and other current assets	920,038	842,432
Total current assets	9,267,128	14,038,465
Property, plant & equipment, net	339,697	549,405
Operating lease right-of-use asset	1,483,156	360,671
Other long-term assets	29,780	29,780
TOTAL ASSETS	$11,119,761	$14,978,321

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$4,724,826	$4,423,548
Warrant liability	149,000	226,000
Lease liability, current	—	100,189
Total current liabilities	4,873,826	4,749,737
Lease liability, net of current portion	1,528,825	309,397
TOTAL LIABILITIES	6,402,651	5,059,134
COMMITMENTS AND CONTINGENCIES (Note 7)
MEZZANINE EQUITY:
Series D preferred stock, 111.11 shares authorized, issued and outstanding as of March 31, 2026 and December 31, 2025	1,382,023	1,382,023
STOCKHOLDERS’ EQUITY:
Series E-2 preferred stock, 1,225.00 shares authorized; 35.60 shares issued and outstanding as of March 31, 2026 and December 31, 2025	520,778	520,778
Common stock, $0.00001 par value; 170,000,000 shares authorized; 4,240,129 shares issued and outstanding as of March 31, 2026 and December 31, 2025	42	42
Additional paid-in capital	277,601,713	277,149,844
Accumulated deficit	(274,787,446)	(269,133,500)
Total stockholders’ equity (deficit)	3,335,087	8,537,164
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$11,119,761	$14,978,321

CELLECTAR BIOSCIENCES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31,
	2026	2025
OPERATING EXPENSES:
Research and development	$3,007,229	$3,427,095
General and administrative	2,786,713	2,973,896
Total operating expenses	5,793,942	6,400,991

LOSS FROM OPERATIONS	(5,793,942)	(6,400,991)

OTHER INCOME (EXPENSE):
Gain (loss) on valuation of warrants	77,000	(340,000)
Interest income	62,996	136,962
Total other income (expense)	139,996	(203,038)
NET LOSS	$(5,653,946)	$(6,604,029)
NET LOSS PER SHARE — BASIC AND DILUTED	$(1.33)	$(4.30)
WEIGHTED-AVERAGE COMMON SHARES OUTSTANDING — BASIC AND DILUTED	4,240,129	1,535,995